Exhibit 99.1

FOR IMMEDIATE RELEASE

KUSTOM ENTERTAINMENT, INC. COMPLETES THE DIVESTITURE OF ITS NOBILITY HEALTHCARE SUBSIDIARY; SHARPENS ITS FOCUS ON $100 BILLION LIVE ENTERTAINMENT AND ONLINE TICKETING MARKETS

OVERLAND PARK, KS – January 12, 2026 – Kustom Entertainment, Inc. (Nasdaq: KUST) (the “Company”), today announced that it has closed the sale of its 51% ownership interest in Nobility Healthcare, LLC, its healthcare billing and revenue cycle management subsidiary. This step is in conjunction with its previously announced major corporate rebranding, by changing its name to Kustom Entertainment, Inc. and its Nasdaq ticker symbol to “KUST”. The divestiture of the Company’s healthcare billing and revenue-cycle management business and previous name and ticker symbol change reflect the Company’s strategic shift in focus toward its rapidly growing live event production business and its proprietary on-line ticketing platform.

Transaction Details - The Company sold its majority stake to the current 49% minority owner for total estimated proceeds of $1.45 million. The transaction closed on January 8, 2026, and was structured as follows:

●	Immediate Liquidity: $100,000 in cash paid at closing.

●	Debt & Working Capital Credits: $209,501 in credits related to previous advances and net working capital.

●	Long-term Value: A promissory note in the principal amount of $1,140,499 bearing 6% interest, with quarterly payments commencing on the 20th business day of July 2026, subject to certain earn-out provisions.

Strategic Pivot to High Growth Live Entertainment and Online Ticketing Markets - The divestiture represents a significant step in the Company’s strategic shift to streamline its operations and focus exclusively on live entertainment and online ticketing markets business segment. The Company’s live entertainment and online ticketing markets business segment manages live events and online ticketing services, which is positioned to become the Company’s primary growth engine. The Company’s ticketing platform is designed to provide a vertically integrated solution for its own events and third-party events and venues. This shift allows the Company to control the entire fan experience—from the moment a ticket is purchased to the final encore of a live performance. By offloading its healthcare assets, the Company intends to aggressively expand its footprint in the live event management and online ticketing platform business — a sector with an estimated $100 billion global addressable market.

Expanding the Legacy of Country Stampede Music Festival - Central to this new strategy is the expansion of its primary live-event, the Country Stampede Music Festival. With a 30-year legacy as a premier Midwest event, the Company plans to use the festival’s proven model as a launchpad to scale its event production and ticketing services nationwide. Past headliners have included Taylor Swift, Alan Jackson, Morgan Wallen and Eric Church, establishing the festival as a consistent draw for top-tier talent and multi-day audiences.

2026 Country Stampede Delivers a Rare Headliner Combination - The 2026 Country Stampede, set for June 25–27, 2026, features a headlining lineup that brings together legacy success, breakout momentum, and red-hot independent appeal:

●	Rascal Flatts – One of the most successful groups in modern country music, with 17 No. 1 singles, more than 23 million albums sold, and multiple ACM, CMA, and Grammy awards. Their return to the stage brings arena-level production and a catalog that spans two decades of radio hits.

●	Zach Top – One of the fastest-rising artists in country music, known for reviving a traditional 1990s sound with modern relevance. His rapid ticket sellouts, strong streaming growth, and critical praise position him as one of the genre’s most in-demand new acts.

●	Treaty Oak Revival – A breakout force in the Texas and Red Dirt scene, blending country, rock, and Southern grit. With independent chart success and a dedicated national fan base, the band represents the growing influence of non-radio-driven country acts on major festival stages.

The combination of these three acts on one bill reflects a deliberate booking strategy that spans generations, sub-genres, and fan bases—creating a lineup rarely found at a single country festival.

Future Outlook - The Company is shedding non-core assets that do not fit its current emphasis on live music events and online ticketing. Moving forward, the Company is actively seeking to add new accretive businesses and services that correlate with this new focus, ensuring a lean and specialized corporate structure.

Management Comments - “This divestiture of Nobility Healthcare allows us to sharpen our focus and allocate our resources toward the massive opportunity we see in the entertainment sector,” said Stanton E. Ross, CEO of Kustom Entertainment, Inc. “We are moving from a regional focus with the Country Stampede Music Festival to a nationwide strategy. By leveraging our Kustom Entertainment and TicketSmarter platforms, we are ready to pursue a dominant share of the $100 billion live event market worldwide”, concluded Ross.

About Kustom Entertainment, Inc. - Kustom Entertainment, Inc. is a leader in live event production and ticketing technology, specializing in large-scale music festivals and end-to-end event management. Its flagship event, Country Stampede, is held annually at the Azura Amphitheater in Bonner Springs, Kansas.

The Company also maintains a legacy segment engaged in video solution technology (in-car and body-worn cameras) for law enforcement and security, currently integrating artificial intelligence to enhance its specialized product lines.

For additional information, please visit www.kustom440.com and www.digitalally.com.

Forward-Looking Statements

Statements made in this press release that are not descriptions of historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are based on management’s current expectations and assumptions and are subject to risks and uncertainties. If such risks or uncertainties materialize or such assumptions prove incorrect, our business, operating results, financial condition, and stock price could be materially negatively affected. You should not place undue reliance on such forward-looking statements, which are based on the information currently available to us and speak only as of today’s date. All statements other than statements of historical fact are forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the Company’s performance or achievements to be materially different from any expected future results, performance, or achievements. Forward-looking statements speak only as of the date they are made, and the Company assumes no duty to update forward-looking statements, except as required by law. Actual future results, performance or achievements may differ materially from historical results or those anticipated depending on a variety of factors, some of which are beyond the control of the Company, including, but not limited to, the risks described from time to time in the Company’s periodic filings with the U.S. Securities and Exchange Commission, including, without limitation, its expectations regarding the success of the Company’s new strategy’s growth and profitability; the Company’s ability to find new accretive businesses and services; and the risks described in the Company’s 2024 Annual Report on Form 10-K under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” (as applicable). These factors should be considered carefully, and readers are cautioned not to place undue reliance on such forward-looking statements. All information is current as of the date this press release is issued, and the Company undertakes no duty to update this information.

For Additional Information, Please Contact:

Stanton E. Ross, CEO at (913) 456-5878